Exhibit 10.3

July 21, 2025

Thomas J. DesRosier

By email

Re: Appointment as Co-CEO

Dear Thomas:

As we have discussed, the Board wishes to offer you the position of Co-Chief Executive Officer of Seres Therapeutics, Inc. (the “Company”), effective August 1, 2025 (the “Start Date”) on the terms set forth in this letter agreement (the “Letter”). Reference is made to the Amended and Restated Employment Agreement previously entered into between you and the Company, dated as of January 29, 2021 (the “Employment Agreement”).

Position

As of the Start Date, you will continue to serve as Executive Vice President, Chief Legal Officer and Secretary of the Company and will also serve as the Co-Chief Executive Officer and Co-President of the Company (“Co-CEO”), with such responsibilities, duties and authority normally associated with such positions and as may from time to time be assigned to you, or altered, by the Board. For as long as you remain Co-CEO, you will report to the Board. For the avoidance of doubt, your position as Co-CEO will not include a position on the Board.

Appointment Bonus; Other Compensation

You agree and acknowledge that, except as set forth below, your current compensation and benefits, including, without limitation, those provided in relation to severance and termination provisions, will not be affected by your appointment as Co-CEO.

As of the Start Date, you will be eligible to receive a cash appointment bonus equal to $500,000, less applicable taxes and withholdings, as set forth in this section (the “Appointment Bonus”). One third of the Appointment Bonus will be paid to you on the Start Date. The remaining two-thirds of the Appointment Bonus will be paid to you on January 1, 2026 (the “Second Payment Date”), contingent on your continued employment with the Company in the role of Co-CEO through the Second Payment Date, subject to the contingencies and exceptions set forth in this section.

In the Event that your employment with the Company is terminated after the Second Payment Date but prior to February 28, 2026, either by the Company for Cause (under and as defined in the Employment Agreement) or due to your resignation without Good Reason (under and as defined in the Employment Agreement), you must repay one third of the Appointment Bonus (net of taxes withheld by the Company upon its payment to you) to the Company within 30 days of the termination date.

In the event that your employment with the Company is terminated by the Company without Cause (under and as defined in the Employment Agreement) prior to full payment of the

Appointment Bonus, the Company will pay you the entire unpaid portion of the Appointment Bonus within 30 days of the termination date, subject to your signing and not revoking a release of claims substantially in the form attached as Exhibit A to the Employment Agreement on or within 21 days following your termination date.

In the event that you are removed by the Company from the position of Co-CEO (for example, due to appointment of a new Chief Executive Officer by the Board) prior to full payment of the Appointment Bonus but you remain employed by the Company, the Company will pay you the entire unpaid portion of the Appointment Bonus within 30 days of your removal from the position of Co-CEO without any requirement to sign a release of claims. For the avoidance of doubt, you will not be entitled to payment of the unpaid Appointment Bonus under this paragraph if your employment with the Company is terminated for Cause.

Good Reason

Notwithstanding any provision in the Employment Agreement, you acknowledge and agree that your removal from the position of Co-CEO or your ceasing to report to the Board, in each case for any reason, will not constitute “Good Reason” for a resignation under your Employment Agreement.

Miscellaneous

This Letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.

The provisions of Section 6, 8 and 9 of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

As of the date hereof, this Letter, together with the Employment Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, regarding such subject matter.

Please acknowledge your acceptance of, and agreement to, the terms and conditions set forth in this Letter by signing and dating this Letter in the space provided below and returning it to the Company.

Sincerely,

SERES THERAPUETICS, INC.

By: /s/ Stephen Berenson

Stephen Berenson

Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Thomas J. DesRosier

Thomas J. DesRosier